Exhibit 5.2

JENNIFER M. DUDLEY

248.784.5136 Fax 248.603.9736

jdudley@wnj.com

May 20, 2008

GASTAR EXPLORATION USA, INC.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Re:	Registration Statement for 12 3/4% Senior Secured Notes of Gastar Exploration USA, Inc. due 2012

Ladies and Gentlemen:

We have acted as special counsel to Gastar Exploration USA, Inc., a Michigan corporation (“USA”), Gastar Exploration Victoria, Inc., a Michigan corporation (“Victoria”), Gastar Exploration Texas, Inc., a Michigan corporation (“Texas”) and Gastar Exploration New South Wales, Inc., a Michigan corporation (“NSW” and, collectively with USA, Texas and Victoria, the “Michigan Entities”), in connection with the filing by USA and the Guarantors (as defined below) of a registration statement on Form S-4 filed on April 10, 2007, Registration No. 333-150181 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which USA is registering under the Securities Act of 1933, as amended, an aggregate of up to $100,000,000 in principal amount of USA’s 12 3/4% Senior Secured Notes due 2012 (the “Exchange Notes”) for issuance in exchange for USA’s outstanding 12 3/4% Senior Secured Notes due 2012 (the “Notes”). The Exchange Notes are being issued under an Indenture, dated as of November 29, 2007 (the “Indenture”), between USA, the guarantors defined in the Indenture, including Victoria, Texas and NSW (collectively, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee, based on an obligation arising under a Registration Rights Agreement, dated November 29, 2007, between USA, the guarantors named in that Agreement, and the initial purchasers named in it (the “Registration Rights Agreement”), which contains a commitment by USA to issue the Exchange Notes to be guaranteed by the Guarantors. The Indenture contains a guarantee by each Guarantor of the obligations of USA under the Exchange Notes (collectively, the “Guarantees”). The Guarantees are registered on the Registration Statement by the Guarantors. We have been asked by USA to furnish this opinion letter.

Warner Norcross & Judd LLP

Attorneys at Law

2000 Town Center • Suite 2700

Southfield, Michigan 48075-1318 • www.wnj.com

Gastar Exploration USA, Inc.

May 20, 2008

We have reviewed executed copies of the following documents:

1. the Registration Rights Agreement; and

2. the Indenture, including the Guarantees contained in it.

We have also reviewed the following:

(a) the Registration Statement;

(b) the Articles of Incorporation of USA, NSW and Victoria, as certified by the Michigan Department of Labor and Economic Growth (“Michigan Department”) on May 9, 2008 and the Articles of Incorporation of Texas, as certified by the Michigan Department on May 13, 2008 (collectively, the “Articles”), and a good standing certificate with respect to USA, NSW and Victoria issued by the Michigan Department on May 9, 2008 and a good standing certificate with respect to Texas issued by the Michigan Department on May 13, 2008 (collectively, the “Good Standing Certificates”);

(c) a Secretary’s Certificate, dated November 29, 2007, given on behalf of each Michigan Entity, certifying (1) attached Bylaws of each Michigan Entity (collectively, the “Bylaws” and, together with the Articles, the “Organizational Documents”), (2) resolutions of the board of directors of each Michigan Entity and (3) the incumbency and signatures of certain officers of each Michigan Entity (collectively, the “2007 Certificates”); and

(d) a Secretary’s Certificate, dated May 20, 2008, given on behalf of each Michigan Entity, certifying (1) that there have been no changes to the Organizational Documents of each Michigan Entity since the date of the 2007 Certificates; (2) that there have been no modifications to the resolutions of the board of directors of each Michigan Entity since the date of the 2007 Certificates, and (3) the adoption by the board of directors of each Michigan Entity of resolutions authorizing the issuance of the Exchange Notes and the filing of the Registration Statement (“2008 Certificates”).

The documents described in paragraphs 1 and 2 above are referred to in this opinion letter as the “Transaction Documents.” Each capitalized term that this opinion letter uses but does not define has the meaning that the Indenture gives it.

We have assumed (1) the genuineness of all signatures and of all documents submitted to us as originals, (2) that each copy submitted to us conforms to the original, (3) the legal capacity of each natural person, and (4) as to each document executed by a party other than a Michigan Entity, that such party has the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding and enforceable against, each such other party.

Any reference in this opinion to our knowledge means the actual knowledge of the attorney who has signed this opinion and each attorney in this firm who has been actively involved in reviewing the Transaction Documents or in preparing this opinion

Gastar Exploration USA, Inc.

May 20, 2008

letter, and those attorneys have not made any investigation of or inquiry as to those factual matters with respect to which this opinion letter states that we do or do not have knowledge.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth in this opinion letter, we are of the following opinions:

1. Each Michigan Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

2. As of the date of the Indenture, each Michigan Entity had the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

3. As of the date of this opinion letter, each Michigan Entity has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions that they contemplate. The execution, delivery and performance of the Transaction Documents to which each Michigan Entity is a party and the consummation of the transactions that they contemplate have been duly and validly authorized by each Michigan Entity. Each Transaction Document to which a Michigan Entity is a party has been duly and validly executed and delivered by that Michigan Entity and is enforceable against the Michigan Entity in accordance with its terms.

The opinions expressed above are subject to the following assumptions, limitations and qualifications:

A. We do not express any opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations) and the laws of the United States of America. We do not express any opinion under any state or federal securities laws. In addition, our opinions are limited to laws, rules and regulations that in our experience apply to both (1) business entities doing business in Michigan, without regard to the activities in which they are engaged; and (2) transactions of the type provided for in the Transaction Documents. Notwithstanding that the Transaction Documents provide that they are governed by the laws of the State of New York, we are giving these opinions as if each Transaction Document provides for and is governed by the internal laws of the State of Michigan.

B. Our opinions as to the due incorporation, valid existence and good standing of each Michigan Entity are based solely upon the Good Standing Certificates issued by the Michigan Department and the Organizational Documents of each Michigan Entity.

Gastar Exploration USA, Inc.

May 20, 2008

C. Our opinions with respect to enforceability of the Transaction Documents are subject to limitations imposed by the effect of generally applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium, and other similar laws and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity). Further, certain of the provisions in the Transaction Documents are not or may not be enforceable under Michigan law. In our opinion, however, this does not render any Transaction Document invalid as a whole, and you may exercise rights and remedies under the Transaction Documents that would normally be available to parties in your position under Michigan law, subject to the other limitations in this opinion letter.

D. Each Transaction Document provides that it is governed by the laws of the State of New York. The Michigan Supreme Court has said that in determining whether to enforce a choice of law provision in a contract, the Court would apply the principles set forth in the Restatement Second, Conflict of Laws, under which a choice of law provision will not be followed if either (1) the chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for choosing that state’s law or (2) application of that state’s law would be contrary to a fundamental policy of a state that has a materially greater interest than the chosen state and would be the state of the applicable law in the absence of an effective choice of law by the parties. If each Initial Purchaser maintains an office in New York and the obligations are payable in New York, then that state probably has a substantial relationship to the parties and the transactions contemplated by the documents. The Michigan Supreme Court has held that even though the parties to a contract agree that the contract shall be governed by the laws of another jurisdiction, the procedure and remedy for the enforcement of the contract in the courts of Michigan are governed by the laws of Michigan.

E. We assume (1) that the factual statements contained in the 2007 Certificates and 2008 Certificates are true and correct as of the date of this opinion letter, (2) that the statements contained in the certificates issued by the Michigan Department that are referred to above are true and correct as of the date of this opinion letter and (3) that the factual representations contained in the Transaction Documents are true and correct as of the date of this opinion letter.

Our opinions are matters of professional judgment and are not a guaranty of results. We furnish this opinion solely and exclusively for the benefit of Gastar Exploration USA, Inc., and Vinson & Elkins LLP, and no other person may rely upon it without our prior written consent. The opinions expressed above are as of the date of this letter only, and we do not assume a obligation to update or supplement those opinions to reflect any fact or circumstance that in the future comes to our attention or any change in law that in the future occurs or becomes effective. This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those expressly stated above. We consent to the filing of this opinion letter as an Exhibit to the Registration Statement, if required.

Gastar Exploration USA, Inc.

May 20, 2008

Sincerely, WARNER NORCROSS & JUDD LLP

By:	/s/ Jennifer M. Dudley, a Partner
Jennifer M. Dudley, a Partner